Guaranteed Minimum Withdrawal Benefit Rider
                              (Withdrawal Benefit)

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract. This rider cannot be terminated either by you or us prior to the contract's settlement date.

Cumulative subsequent purchase payments are limited to $100,000.

This rider requires participation in our asset allocation program. There is no additional charge to participate in this program. You may change your asset allocation model twice per contract year. Rider charges may vary by asset allocation model selection and will change if you change your asset allocation model to one for which the price is higher. (Rider charges will also change if you elect to Step-up the Remaining Benefit Amount (RBA) and the charge is higher.)

Because this rider requires that your contract value be invested in one of the asset allocation model portfolios for the life of the contract, and you cannot terminate this rider once you have selected it, if you later decide you do not want to participate in any of the asset allocation model portfolios, you must terminate your contract by requesting a full withdrawal. Surrender charges and tax penalties may then apply.

If you selected this Guaranteed Minimum Withdrawal Benefit Rider option, it will be indicated under Contract Data.

Your initial asset allocation model is shown under Contract Data. The additional charge for this rider is described below.

Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If you have a tax-qualified annuity, you may be required to take a minimum distribution that is greater than your Guaranteed Benefit Payment (GBP) in any contract year. Any excess withdrawal due to a required distribution would be subject to the Guaranteed Benefit Amount (GBA) excess withdrawal procedure and the RBA excess withdrawal procedure.

Definitions

Contract Date and Contract Anniversary

Your contract date is shown under Contract Data. It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract anniversary is the same day and month as the contract date each year that the contract remains in force.

Withdrawal

For purposes of this rider, the term "withdrawal" is equal to the term "surrender" in your contract and any other riders. Withdrawals will adjust contract and any rider benefits and values in the same manner as surrenders.

Partial Withdrawal

For purposes of this rider, the term "partial withdrawal" is a gross amount and will include any surrender charge.

Guaranteed Minimum Withdrawal Benefit (GMWB)

This rider provides a guaranteed withdrawal benefit that gives you the right to make limited partial withdrawals each contract year. If this rider is effective on the contract date, the benefit totals an amount equal to your purchase payments plus any applicable purchase payment credits. After the contract date, the benefit is as described below.

Guaranteed Benefit Amount (GBA)

The amount used to calculate the Guaranteed Benefit Payment is called the Guaranteed Benefit Amount (GBA). The GBA is calculated as described below. The GBA varies based on purchase payments (and purchase payment credits if applicable), the dollar amount of partial withdrawals in a contract year and Step-ups, if elected. The GBA cannot be withdrawn.

Remaining Benefit Amount (RBA)

At any point in time, the total guaranteed amount available for future periodic withdrawals is called the Remaining Benefit Amount.

Guaranteed Benefit Payment (GBP)

The withdrawal amount that you have the right to take each contract year until the RBA is depleted is called the Guaranteed Benefit Payment.

Remaining Benefit Payment (RBP)

The amount of the GBP available for withdrawal for the remainder of the current contract year is your Remaining Benefit Payment.

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Guaranteed Minimum Withdrawal Benefit

As long as your withdrawals do not exceed the GBP each contract year, the guarantee of the GBP remains in effect and you will not be assessed a surrender charge. If you withdraw an amount more than the GBP in any contract year, the amount in excess of the GBP will be assessed any applicable surrender charges, and the GBA and RBA may be reduced to an amount less than purchase payments and purchase payment credits in accordance with the excess withdrawal processing as described below (see GBA and RBA - when a partial withdrawal is made). At any time you may withdraw any amount up to your entire surrender value; however, withdrawals in excess of the limits under this rider will be subject to excess withdrawal processing.

If your contract value increases, you have the right to Step-up the GBA and the RBA to the contract value at certain intervals. We will increase the charge for this rider if you elect to Step-up and the charge is higher.

If you do not take any withdrawals during the first three years, you may Step-up annually beginning with the first rider anniversary. If you withdraw any amount during the first three years, the annual Step-up is not available until the third rider anniversary.

If you Step-up and then take a withdrawal prior to the third rider anniversary, any prior Step-ups will be removed and the GBA and the RBA may be reduced to an amount less than the original GBA and RBA. We will consider the entire withdrawal to be in excess of the GBP and the original GBA and RBA will be subject to excess withdrawal processing as described below (see GBA and RBA - when a partial withdrawal is made). You may take withdrawals after the third rider anniversary without reversal of previous Step-ups.

Remaining Benefit Amount (RBA)

Your RBA is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   At Rider Effective Date

     If the rider is effective on the contract issue date, the RBA equals the purchase payments plus any purchase payment credits (if applicable). If the rider is effective on a contract anniversary date, the RBA is the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

2.   When a subsequent purchase payment is made

     Each additional purchase payment plus any purchase payment credit (if applicable) has its own RBA equal to the amount of the purchase payment plus purchase payment credit. Upon each subsequent purchase payment, the total RBA is recalculated to equal the sum of the individual RBAs immediately prior to the receipt of the additional purchase payment, plus the RBA associated with the additional purchase payment.

3.   When a partial withdrawal is made

     Whenever a partial withdrawal is made the RBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the RBA equals the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up but before the third rider anniversary, the RBA will have an automatic reset to the lesser of (i) or (ii) as follows:

          (i)  the contract value immediately  following the partial withdrawal;
               or

          (ii) the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

4.   At Step-up as described below.

Guaranteed Benefit Amount (GBA)

Your GBA is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   At Rider Effective Date

     If the rider is effective on the contract issue date, the GBA equals the purchase payments plus any purchase payment credits (if applicable).

     If the rider is effective on a contract anniversary date, the GBA is the contract value on the later

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     of that  anniversary and the valuation date we receive your written request to add the rider if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

2.   When a subsequent purchase payment is made

     Each additional purchase payment plus any applicable purchase payment credit has its own GBA equal to the amount of the purchase payment plus purchase payment credit. Upon each subsequent purchase payment, the total GBA is recalculated to equal the sum of the individual GBAs immediately prior to the receipt of the additional purchase payment, plus the GBA associated with the additional purchase payment.

3.   When a partial withdrawal is made

     Whenever a partial withdrawal is made the GBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the GBA equals the GBA immediately prior to the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up but before the third rider anniversary, the GBA will have an automatic reset to the lesser or (i) or (ii) as follows:

          (i)  the GBA immediately prior to the partial withdrawal; or

          (ii) the contract value immediately following the partial withdrawal.

4.   At Step-up as described below.

Guaranteed Benefit Payment (GBP)

At any point in time, the GBP is a percentage of the GBA as shown under Contract Data.

If you withdraw less than the GBP in a contract year, there is no carry over to the next contract year.

Remaining Benefit Payment (RBP)

At the beginning of each contract year, the RBP is set as the lesser of (A) and
(B) as follows:

     (A)  the GBP, or

     (B)  the RBA.

Whenever a partial withdrawal is made, the RBP equals the RBP immediately prior to the partial withdrawal less the amount of the partial withdrawal, but not less than zero.

Elective Step-Up

At the times determined below, you may elect to Step-up the RBA, and if applicable, the GBP, RBP and GBA as follows:

RBA Step-up

If you do not take any partial withdrawals before the third rider anniversary, beginning with the first anniversary date of the rider you have the option to increase the RBA to an amount equal to the contract value on the valuation date we receive your written request to Step-up if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date, subject to the maximum Remaining Benefit Amount shown under Contract Data.

You can only Step-up if your contract value is greater than your RBA. Once a Step-up has been elected, another Step-up may not be elected until the next rider anniversary.

If you do not take any withdrawals during the first three years, you may Step-up annually beginning with the first rider anniversary. If you take any withdrawals during the first three years, the annual Step-up is not available until the third rider anniversary.

If you choose to Step-up and then take a withdrawal before the third rider anniversary, any prior Step-ups will be removed and the guarantee may be reduced to an amount less than the original guarantee. We will consider the

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entire withdrawal to be in excess of the GBP and the original RBA will be subject to excess withdrawal processing. It will have an automatic reset to the lesser of (i) or (ii) as follows:

     (i)  the contract value immediately following the partial withdrawal; or

     (ii) the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

You may take withdrawals after the third rider anniversary without reversal of previous Step-ups.

The Step-up will be allowed only one time each contract year within 30 days after a rider anniversary. The Step-up will be effective on the valuation date we receive your written request to Step-up if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date, and the RBA will be increased to the contract value on that same valuation date.

GBA Step-up

Subject to the maximum Guaranteed Benefit Amount shown under Contract Data , the GBA Step-up is equal to the greater of (A) and (B) as follows:

     (A)  the GBA immediately prior to the Step-up; or

     (B) the contract value on the valuation date we receive your written request to Step-up if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

GBP Step-up

The GBP Step-up is equal to the greater of (A) and (B) as follows:

     (A)  the GBP immediately prior to the Step-up; or

     (B)  7% of the GBA after the Step-up.

RBP Step-up

The RBP Step-up is equal to the lesser of (A) and (B) as follows:

     (A) the GBP after the Step-up less any partial withdrawals made during that contract year; or

     (B)  the RBA after the Step-up.

Spousal Continuation

If a surviving spouse chooses to continue the contract under the spousal continuation provision, the rider continues as part of the contract. The surviving spouse may elect to Step-up by making a written request to do so within 30 days following their election to continue the contract.

If the surviving spouse elects this Step-up, the RBA will be reset to the greater of the RBA and the contract value in effect on the valuation date we receive the spouse's written request to Step-up if we receive the request before the close of business on that day, otherwise the contract value on the next valuation date. The GBA will be reset to the greater of the GBA and the contract value on that same valuation date. We will increase the charge for this rider if the spouse elects to Step-Up and the charge is higher.

Partial Withdrawal Example

Here is a simplified example of how the Guaranteed Benefit Amount (GBA) and the Remaining Benefit Amount (RBA) change when partial withdrawals don't exceed the annual limit.

Example Assumes

1. No partial withdrawals have ever been made
2. GBA = $100,000
3. RBA = $100,000
4. The contract value before the partial withdrawal is $70,000
5. Current annual partial withdrawal limit $7,000

                  RBA After                 GBA After
                  Partial                   Partial
                  Withdrawal              Withdrawal
$7,000
partial           $93,000 =                 $100,000
withdrawal        $100,000 - $7,000

$8,000            $62,000 =                 $62,000 =
partial           lesser of                 lesser of
withdrawal        ($100,000 - $8,000)       ($100,000)
                  or ($70,000 - $8,000)     or ($70,000
                                            - $8,000)


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Remaining Benefit Amount (RBA) Payout Option

In addition to the annuity options available under the contract, a fixed payout option is available under this GMWB rider.

Under this option, the amount payable each year will be equal to the future schedule of GBPs but the total amount paid over the life of the annuity will not exceed the total RBA at the time you begin this fixed payout option.

These annualized amounts will be paid in the frequency that you elect. The frequencies will be among those offered by us at that time but will be no less frequently than annually. If, at the death of the owner, payments have been made for less than the total RBA, the remaining payments will be made to the beneficiary.

This option may not be available if the contract is issued to qualify under
Section 403 or 408 of the Internal Revenue Code of 1986, as amended. For such contracts, this option will be available only if the number of years it will take to deplete the RBA by paying the GBP each year is less than the life expectancy of the owner at the time the option becomes effective. Such life expectancy will be computed using a life expectancy table published by the IRS.

This payout option may be elected as a settlement option by the beneficiary of a contract. Whenever multiple beneficiaries are designated under the contract, each such beneficiary's share of the proceeds, if they elect this option, will be in proportion to their applicable designated beneficiary percentage. Beneficiaries of nonqualified contracts may elect this settlement option subject to the Payments to Beneficiary section of the contract.

We reserve the right to adjust the future schedule of GBPs if necessary to comply with the Internal Revenue Code.

Contract Provision Modifications

Because of the addition of this rider to your contract, several contract provisions are hereby modified as described below.

Payment Limits Provision

Cumulative subsequent purchase payments are limited to $100,000.

Transfers of Contract Values Provision
Since this rider requires participation in our asset allocation program, transfer privileges granted under the contract are suspended other than:

     1.   transfers among the available asset allocation models; or

     2. transfers necessary to adjust contract value allocations to match the fixed and variable allocation percentages utilized in your asset allocation model.

Rules for Surrender Provision

If the contract value reduces to zero and the RBA remains greater than zero, the following will occur:

     1.   You will be paid according to the RBA payout option described above.

     2.   Any attached death benefit riders will terminate.

     3.   We will no longer accept subsequent purchase payments.

     4. The death benefit becomes the remaining payments under the RBA payout option.

If the contract value falls to zero and the RBA is depleted, this rider and the contract will terminate.

Rider Charge

The charge for this rider is shown under Contract Data and is multiplied against your contract value 60 days following the contract anniversary date each year prior to the settlement date.

We deduct the charge on a pro-rata basis among the variable subaccounts, but not the Fixed Account, in the same proportion your value in each bears to your total variable account contract value. We deduct the charge (or the entire variable account contract value if less) 60 days after each contract anniversary.

The rider charge associated with your initial asset allocation model selection is shown under Contract Data. This charge will change if:

     1. you change your asset allocation model and the price for the new asset allocation model is higher on the valuation date we receive your written request; or

     2. you elect to Step-up the RBA and the charge is higher on the valuation date we receive your written request.

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The new charge will be the charge in effect on the valuation date we receive your written request to change your investment allocation model or Step-up if we receive your request before the close of business on that day, otherwise the charge in effect on the next valuation date. This rider charge is subject to the Maximum Rider charge shown under Contract Data.

If your contract is terminated for any reason or when annuity payouts begin, the rider charge will be deducted, adjusted for the number of calendar days coverage was in place during the contract year.

Effective Date

This rider is effective as of the contract date of this contract unless a different date is shown here.

IDS Life Insurance Company of New York


/s/ Eric L. Marhoun

Secretary

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